                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

Filed by the registrant [X]

Filed by a party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary proxy statement               [ ]  Confidential, for use of the Commission
                                               Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive proxy statement
[ ]  Definitive additional materials
[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                                INFOGRAMES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                                INFOGRAMES, INC.
                                417 FIFTH AVENUE
                            NEW YORK, NEW YORK 10016

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD NOVEMBER 7, 2001

                            ------------------------

To the Stockholders of Infogrames, Inc.:

     The 2001 Annual Meeting of Stockholders (the "Annual Meeting") of Infogrames, Inc. (the "Company") will be held at W New York -- The Court, 130 East 39th Street, Studio 6 (Second Floor), New York, New York, on Wednesday, November 7, 2001 at 10:30 a.m., local time, for the following purposes:

        1. To elect three Class II directors and one Class III director.

        2. To ratify and approve the appointment of Deloitte & Touche LLP as independent auditors for the fiscal year ending June 30, 2002.

        3. To transact other such business as may properly come before the Annual Meeting.

     The Board of Directors has fixed the close of business on October 8, 2001 as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment thereof. Shares of common stock can be voted at the Annual Meeting only if the holder is present at the Annual Meeting in person or by valid proxy. A copy of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2001 is being mailed with this Notice and Proxy Statement on or about October 17, 2001 to all stockholders of record on the record date.

                                          By Order of the Board of Directors

                                          DENIS GUYENNOT
                                          Secretary

Dated: October 12, 2001

WHETHER OR NOT YOU CURRENTLY PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. YOU MAY REVOKE YOUR PROXY IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO VOTE YOUR SHARES IN PERSON.

                                INFOGRAMES, INC.
                                417 FIFTH AVENUE
                            NEW YORK, NEW YORK 10016

                            ------------------------

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                                NOVEMBER 7, 2001
                            ------------------------

                                    GENERAL

     This proxy statement is furnished by the board of directors (the "Board of Directors" or the "Board") of Infogrames, Inc., a Delaware corporation (the "Company"), in connection with the Company's annual meeting of stockholders (the "Annual Meeting") to be held on November 7, 2001. The proxy materials are intended to be mailed on or about October 17, 2001 to the Company's stockholders of record at the close of business on October 8, 2001 (the "Record Date"). As of the Record Date, there were 69,793,450 shares of the Company's common stock, $0.01 par value per share (the "Common Stock"), issued and outstanding. Each holder of shares of Common Stock issued and outstanding on the Record Date is entitled to one vote for each such share held on each matter of business to be considered at the Annual Meeting. The holders of a majority of the voting power of the issued and outstanding Common Stock entitled to vote, present in person or represented by proxy, shall constitute a quorum at the Annual Meeting.

     The enclosed proxy is solicited by the Board of Directors of the Company. A person giving the enclosed proxy has the power to revoke it at any time before it is exercised by (i) attending the Annual Meeting and voting in person, (ii) duly executing and delivering a proxy bearing a later date or (iii) sending a written notice of revocation to the Company's Secretary.

     If the enclosed proxy is properly executed and returned to the Company in time to be voted at the Annual Meeting, it will be voted as specified on the proxy, unless it is properly revoked prior thereto. Votes cast in person or by proxy at the Annual Meeting will be tabulated by the inspectors of election appointed for the Annual Meeting. If no specification is made on the proxy as to the proposal, the shares represented by the proxy will be voted FOR the election of the nominees for directors named herein, FOR the ratification of the appointment of Deloitte & Touche LLP ("Deloitte & Touche") as the Company's independent auditors for the fiscal year ending June 30, 2002 and, with respect to any other matters that may come before the Annual Meeting, at the discretion of the proxy holders.

     The inspectors of election will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence or absence of a quorum.

     Election as a director requires a plurality of votes eligible to be cast by the Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter (the "Votes Cast"). For other proposals to be voted upon at the Annual Meeting, the affirmative vote of a majority of the Votes Cast is required. For the election of directors, votes may be cast in favor of or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions will be treated as Votes Cast with respect to any other proposal set forth in this proxy statement. Accordingly, abstentions will have the same effect as a vote against such proposal. Broker non-votes will not be counted for the purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. Therefore, broker non-votes will not affect the determination as to whether the requisite majority of Votes Cast has been obtained with respect to a particular proposal.

     As of the Record Date, California U.S. Holdings, Inc. ("CUSH"), a California corporation and a wholly-owned subsidiary of Infogrames Entertainment S.A. ("Infogrames SA"), beneficially owned approximately 89.9% of the Common Stock, which gives it sufficient voting power to approve each of the proposals.

PROPOSAL 1

                             ELECTION OF DIRECTORS

     The Company's Amended and Restated By-laws (the "By-laws") permit the Board of Directors to adjust the size of the Board from a minimum of four directors to a maximum of fifteen. On January 3, 2001, the Board set the number of directors to seven and appointed Thomas Mitchell as a director. On June 14, 2001, the Board set the number of directors to eight and appointed James Ackerly as a director.

     Pursuant to the By-laws, the Board of Directors is divided into three classes, with each class currently consisting of directors whose terms are to expire at successive annual meetings. Unless otherwise directed, proxies in the accompanying form will be voted FOR the nominees listed below. The Board has no knowledge that any nominee will or may be unable to serve or will or may withdraw from nomination. Certain information regarding the Company's directors and director nominees is set forth below. Each director has served continuously with the Company since his or her first election as indicated below.

                                    NOMINEES

CLASS II DIRECTORS -- TERMS TO EXPIRE IN 2003

     The following persons, if elected, will serve as directors until 2003 Annual Meeting or until their successors are elected and qualified:

NAME                                                          AGE
----                                                          ---
Thomas A. Heymann...........................................  43
Thomas Mitchell.............................................  62
James Ackerly...............................................  52

     THOMAS A. HEYMANN has served as a director since February 8, 1999. From February 8, 1999 until February 10, 2000, he was Chairman of the Board and Chief Executive Officer of the Company. From November 1994 to February 1999, Mr. Heymann was President of The Disney Store, Inc. Since May 2000, Mr. Heymann has been the Managing Director of Digital Coast Ventures. Mr. Heymann also serves on the board of directors of mp3.com as well as the boards of several private companies.

     THOMAS MITCHELL has served as a director of the Company since January 3, 2001. Until his retirement in 1999, Mr. Mitchell served as a Senior Audit Partner at Ernst & Young and also served as the Co-Chairman of Ernst & Young Multinational Partner Group. Mr. Mitchell also serves on the audit and compliance committees of several not-for-profit organizations.

     JAMES ACKERLY has served as a director of the Company since June 14, 2001. He is currently president of Splinternet Communications, Inc., an operator of offshore internet service providers and provider of telecom services, and the president of Solid Contract Baseball, Inc., a recently formed manufacturer of a proprietary baseball hitting instruction device.

CLASS III DIRECTOR -- TERM TO EXPIRE IN 2004

     The following person, if elected at the Annual Meeting, will serve as Class III director until the 2004 Annual Meeting or until his successor is elected and qualified:

NAME                                                          AGE
----                                                          ---
Bruno Bonnell...............................................  43

     BRUNO BONNELL has served as a director since December 16, 1999 and has been Chairman of the Board and Chief Executive Officer of the Company since February 11, 2000. Since June 1983, Mr. Bonnell has also been the Chairman of the Board of Directors and Chief Executive Officer of Infogrames SA, the Company's parent corporation.

            THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR
                    THE NOMINEES TO THE BOARD OF DIRECTORS.

                                OTHER DIRECTORS

CLASS I DIRECTORS -- TERMS TO EXPIRE IN 2002

     The following persons will continue to serve as directors until the 2002 Annual Meeting or until their successors are elected and qualified:

NAME                                                          AGE
----                                                          ---
Denis Guyennot..............................................  38
Ann E. Kronen...............................................  43

     DENIS GUYENNOT has served as a director of the Company since February 10, 2000. Since February 19, 2000, he has also served as President, Chief Operating Officer and Secretary of the Company. From January 1999 to January 2000, Mr. Guyennot served as President of Distribution for Infogrames Entertainment Europe. From July 1998 to January 1999, Mr. Guyennot served as President of Infogrames Europe's Southern Region. In 1988, Mr. Guyennot founded Ecudis, a distributor of interactive software in Europe, which was acquired by Infogrames in July 1998.

     ANN E. KRONEN has served as a director of the Company since February 10, 2000. Since 1996, Ms. Kronen has been an independent consultant specializing in strategic planning and management development issues. Previously, she was Vice President of Product Development for Disney Educational Publishing.

CLASS II DIRECTORS -- TERMS TO EXPIRE IN 2003

     The following persons will continue to serve as directors until the 2003 Annual Meeting or until their successors are elected and qualified:

NAME                                                          AGE
----                                                          ---
Steven A. Denning...........................................  53
Thomas Schmider.............................................  39

     STEVEN A. DENNING has served as a director of the Company since February 1995. Mr. Denning is the Managing Partner of General Atlantic Partners, LLC, a private equity investment firm focused exclusively on information technology and telecommunications business globally. Mr. Denning is also the President of General Atlantic Service Corporation. Mr. Denning also serves on the board of directors of iFormation Group, Eclipsys Corporation, EXE Technologies, Exult, Inc., Manugistics and The Thomson Corporation.

     THOMAS SCHMIDER has served as a director of the Company since December 16, 1999. Since June 1983, Mr. Schmider has been the Managing Director of Infogrames SA. Mr. Schmider also serves on the board of directors of several private companies that are affiliates of Infogrames SA.

                       FURTHER INFORMATION CONCERNING THE
                       BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors of the Company directs the management of the business and affairs of the Company, as provided by Delaware law, and conducts its business through meetings of the Board of Directors, an Audit Committee and a Compensation Committee. In addition, from time to time, special committees may be established under the direction of the Board of Directors when necessary to address specific issues.

     The Board of Directors held seven meetings during the fiscal year ended June 30, 2001. During the period in which he or she served as a director, each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors plus the total number of meetings of the committees of the Board of Directors on which he or she served.

     The Audit Committee currently is composed of Mr. Ackerly, Mr. Denning and Mr. Mitchell, each an "independent director", as such term is defined under Rule 4200(a)(14) of the National Association of Securities Dealers' listing standards, to comply with Nasdaq's amended Nasdaq Marketplace Rules (the "Rules"). Prior to June 14, 2001, the Audit Committee was composed of Mr. Denning, Mr. Heymann and Ms. Kronen. The Audit Committee reviews the adequacy of internal controls, the scope and results of annual audits and other services provided by the Company's independent public accountants and assesses the independence of the Company's independent auditors. The Audit Committee met three times during the fiscal year ended June 30, 2001. The Board of Directors has adopted an Amended and Restated Audit Committee Charter, which sets forth the function and responsibilities of the Audit Committee in accordance with the amended Rules.

     The Compensation Committee was established by the Board of Directors on February 1, 2001. The Compensation Committee is composed of Mr. Denning, Mr. Guyennot, Mr. Heymann and Ms. Kronen. Following the acquisition by Infogrames SA of its interest in the Company and until the creation of the Compensation Committee, the Board of Directors acted in the interim as a whole with respect to the Company's compensation plans, programs and policies for executive officers, monitoring the performance and compensation of executive officers and other key employees, and related decisions concerning matters of executive compensation. The Compensation Committee met twice during the fiscal year ended June 30, 2001.

     The Company does not have a nominating committee. The functions customarily performed by a nominating committee are performed by the Board of Directors as a whole. Any stockholder who wishes to make a nomination at an annual or special meeting for the election of directors must do so in compliance with the applicable procedures set forth in the Company's By-laws. See "Submission of Stockholder Proposals and Nominations."

DIRECTOR COMPENSATION

     Directors who also serve as employees of the Company do not receive any compensation for their service on the Board of Directors. Effective February 1, 2001, each non-employee director serving on the Board of Directors is given (i) an annual retainer of $15,000, (ii) an annual stock option grant for 5,000 shares of the Common Stock and (iii) a one-time stock option grant for 15,000 shares of the Common Stock.

     From December 16, 1999 through January 31, 2001, the Company did not have any standard arrangements with respect to the compensation of non-employee directors, except that each of Mr. Denning, Mr. Heymann and Ms. Kronen received a one-time stock option grant for 6,000 shares of the Common Stock for serving on the Board of Directors in 2000. Prior to December 16, 1999, each non-employee director of the Company was paid an annual retainer of $15,000 and a fee of $1,000 for each meeting of the Board of Directors or any committee thereof he or she attended.

                       EXECUTIVE OFFICERS OF THE COMPANY

     Set forth below is certain information concerning each of the current executive officers of the Company. Further information concerning Bruno Bonnell and Denis Guyennot is presented above under the caption "Election of Directors."

NAME                                         AGE                    POSITION
----                                         ---                    --------
Bruno Bonnell..............................  43    Chief Executive Officer
Denis Guyennot.............................  38    President, Chief Operating Officer and
                                                   Secretary
Harry M. Rubin.............................  48    Senior Executive Vice President
David J. Fremed............................  41    Senior Vice President and Chief Financial
                                                   Officer
Lisa S. Rothblum...........................  49    Senior Vice President, General Counsel and
                                                   Assistant Secretary

     HARRY M. RUBIN has served as Senior Executive Vice President of the Company since January 1, 2001. From April 1998 until September 2000, Mr. Rubin was the President of the International Division of the Company. Prior to that, Mr. Rubin was Executive Vice President and General Manager, International Division and Business Affairs of the Company.

     DAVID J. FREMED has served as Senior Vice President and Chief Financial Officer of the Company since May 8, 2000. From 1996 until May 2000, Mr. Fremed served in various financial capacities, including Chief Financial Officer and Treasurer of Marvel Enterprises, Inc. (formerly Toy Biz, Inc.). Prior to that, Mr. Fremed was Vice President and Controller of Toy Biz, Inc.

     LISA S. ROTHBLUM has served as Senior Vice President, Legal and Business Affairs, and General Counsel of the Company since September 18, 2000. On February 1, 2001, Ms. Rothblum was appointed by the Board of Directors to serve as the Company's Assistant Secretary. From 1982 to 1999, Ms. Rothblum was Senior Vice President of Legal Affairs and General Counsel of PolyGram Holdings, Inc. (now known as Universal Vivendi), and served as that company's Corporate Secretary. Prior to that, Ms. Rothblum was a litigation associate at Greenbaum Wolff & Ernst and a Staff Attorney at the New York Office of the Securities and Exchange Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the directors and executive officers of the Company and persons who beneficially own more than ten percent of the Common Stock (collectively, the "Reporting Persons") to report their ownership of and transactions in the Common Stock to the U.S. Securities and Exchange Commission (the "SEC"). Copies of these reports are also required to be supplied to the Company. The Company believes, upon a review of the copies of such reports received by the Company and written representations furnished by the Reporting Persons to the Company, that during the fiscal year ended June 30, 2001 the Reporting Persons complied with all applicable Section 16(a) reporting requirements except that (i) Mr. Ackerly failed to timely file Form 3 and such Form 3 was subsequently filed on July 11, 2001, (ii) Ms. Rothblum failed to timely file Form 3 and such Form 3 was subsequently filed on October 9, 2001 and
(iii) Mr. Guyennot failed to timely file Form 4 and such Form 4 was subsequently filed on October 11, 2001.

EXECUTIVE COMPENSATION

     The following table sets forth information concerning compensation earned by the Company's Chief Executive Officer and its four most highly compensated executive officers for the fiscal years ended June 30, 2001 (collectively, the "Named Executive Officers") and for the last three fiscal years, if applicable.

                           SUMMARY COMPENSATION TABLE

                                                     ANNUAL COMPENSATION               LONG-TERM COMPENSATION
                                          -----------------------------------------    -----------------------
                                                                            OTHER
                                                                           ANNUAL      SECURITIES    ALL OTHER
                                                                           COMPEN-     UNDERLYING     COMPEN-
NAME AND PRINCIPAL POSITION               YEAR   SALARY($)    BONUS($)    SATION($)    OPTIONS(#)    SATION($)
---------------------------               ----   ---------    --------    ---------    ----------    ---------
Bruno Bonnell...........................  2001         --          --       60,000(1)  1,000,000            --
  Chief Executive Officer                 2000         --          --           --       200,000            --
Denis Guyennot..........................  2001    300,000     162,000(2)   258,832(3)    500,000         4,200(4)
  President, Chief Operating Officer      2000     75,000(5)  100,000(6)    71,329(7)    100,000            --
  and Secretary
Harry M. Rubin..........................  2001    360,000(8)  170,000(2)    27,000(9)    150,000     1,602,475(10)
  Senior Executive Vice President         2000    420,385      58,000(11)   24,000(9)     50,000            --
                                          1999    381,769          --           --            --            --
David J. Fremed.........................  2001    275,000      94,000(2)        --        50,000         5,499(4)
  Senior Vice President and Chief         2000     45,833(12)  20,000(6)        --        30,000            --
  Financial Officer
Lisa S. Rothblum........................  2001    211,979(13)  82,000(2)        --        60,000(14)     4,313(4)
  Senior Vice President, General
  Counsel and Assistant Secretary

---------------
 (1) Represents housing allowance from January 2001 through May 2001.

 (2) 50% of this bonus amount was paid on July 20, 2001 and the remaining 50% of this amount was paid on October 5, 2001.

 (3) (i) $171,008 of this amount represents housing allowance, (ii) $41,139 of this amount represents car allowance and (iii) $46,685 of this amount represents relocation allowance.

 (4) Represents Company's contributions on behalf of the Named Executive Officers to the Company's 401(k) Profit Sharing Plan.

 (5) Mr. Guyennot became President, Chief Operating Officer and Secretary of the Company on February 19, 2000 and joined the Company's payroll on April 3, 2000. This amount represents payment of salary from April 3, 2000 through June 30, 2000 based on his annual salary of $300,000.

 (6) Represents sign-on bonus.

 (7) (i) $65,000 of this amount represents housing allowance and (ii) $6,329 of this amount represents car allowance.

 (8) Mr. Rubin entered into a new employment agreement with the Company effective January 1, 2001. See "Employment Contracts, Termination of Employment and Change-in-Control Arrangements -- Employment Agreement with Harry M. Rubin". Represents payment of salary from (i) July 2000 through December 2000 based on his annual salary of $420,385 and (ii) from January 2001 through June 2001 based on his annual salary of $300,000.

 (9) Represents car allowance.

(10) Represents (i) $1,600,000 of payment made upon entering into the New Rubin Employment Agreement (See "Employment Contracts, Termination of Employment and Change-in-Control Arrangements -- Employment Agreement with Harry M. Rubin") and (ii) $2,475 of the Company's contribution on behalf of Mr. Rubin to the Company's 401(k) Profit Sharing Program.

(11) Represents bonus earned during the fiscal year ended March 31, 1999.

(12) Mr. Fremed became Senior Vice President and Chief Financial Officer of the Company on May 8, 2000. This amount represents payment of salary from May 8, 2000 through June 30, 2000 based on his annual salary of $275,000.

(13) Ms. Rothblum became Senior Vice President and General Counsel of the Company on September 18, 2000. This amount represents payment of salary from September 18, 2000 through June 30, 2001, based on her annual salary of $275,000.

(14) 10,000 of these common stock options represent sign-on bonus.

     For use by the Company's executive officers, directors, consultants and relocating executives, the Company leases four corporate apartments in New York City, which leases expire in July 2001, August 2001, December 2001 and January 2002.

     Through the INA Merger (as defined in "Certain Relationships and Related Transactions -- Related Party Transactions"), the Company has acquired a month-to-month lease for a residence in Santa Clara, California, for use by the Company's directors and executive officers.

     Option Grants. Shown below is information regarding stock options granted under the Company's stock incentive plans to the Named Executive Officers during the fiscal year ended June 30, 2001. The following table also shows the hypothetical value of the options granted at the end of the option terms (ten years) if the stock price were to appreciate annually by 5% and 10%, respectively. These assumed rates of growth are required by the SEC for illustration purposes only and are not intended to forecast possible future stock prices.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                     POTENTIAL REALIZABLE VALUE
                       NUMBER OF                                                       AT ASSUMED ANNUAL RATES
                       SECURITIES   PERCENT OF TOTAL                                 OF STOCK PRICE APPRECIATION
                       UNDERLYING   OPTIONS GRANTED       EXERCISE                       FOR OPTION TERM(3)
                        OPTIONS     TO EMPLOYEES IN      PRICE PER      EXPIRATION   ---------------------------
                       GRANTED(#)    FISCAL YEAR(1)       SHARE(2)         DATE           5%            10%
                       ----------   ----------------   --------------   ----------   ------------   ------------
Bruno Bonnell........   100,000(4)       2.4221%          $5.1875        09/22/10     $  326,240     $  826,750
                        900,000(5)      21.7985%          $6.2500        12/21/10     $3,537,540     $8,964,810
Denis Guyennot.......   200,000(4)       4.8441%          $5.1875        09/22/10     $  652,480     $1,653,500
                        300,000(5)       7.2662%          $6.2500        12/21/10     $1,179,180     $2,988,270
Harry M. Rubin.......    50,000(4)       1.2110%          $5.1875        09/22/10     $  163,120     $  413,375
                        100,000(6)       2.4221%          $5.0625        04/06/11     $  318,380     $  806,830
David J. Fremed......    50,000(4)       1.2110%          $5.1875        09/22/10     $  163,120     $  413,375
Lisa S. Rothblum.....    60,000(4)       1.4532%          $5.1875        09/22/10     $  195,744     $  496,050

---------------
(1) The Company granted 4,128,722 Common Stock options to employees during fiscal year ended June 30, 2001.

(2) The exercise price is equal to the fair market value of the Common Stock on the close of the last business day prior to the date of grant.

(3) Represents the product of (i) the difference between (A) the product of the per-share fair market value at the time of the grant compounded annually at the assumed rate of appreciation over the term of the option, and (B) the per-share exercise price of the option, and (ii) the number of shares underlying the grant at the fiscal year end.

(4) 25% of the options will become exercisable on September 22, 2001 and 6.25% of the options will become exercisable each calendar quarter thereafter.

(5) 25% of the options will become exercisable on December 21, 2001 and 6.25% of the options will become exercisable each calendar quarter thereafter.

(6) 25% of the options will become exercisable on April 6, 2002 and 6.25% of the options will become exercisable each calendar quarter thereafter.

     Aggregated Option Exercises and Year-End Option Values. Shown below is information relating to the exercise of stock options during the fiscal year ended June 30, 2001 for each of the Company's Named Executive Officers and the year-end value of unexercised options held by the Named Executive Officers.

             AGGREGATED OPTION EXERCISES AND YEAR-END OPTION VALUES

                                                                         NUMBER OF         VALUE OF UNEXERCISED
                                                                   SECURITIES UNDERLYING       IN-THE-MONEY
                                                                    UNEXERCISED OPTIONS         OPTIONS AT
                                         SHARES                     AT JUNE 30, 2001(#)    JUNE 30, 2001($)(1)
                                       ACQUIRED ON      VALUE          (EXERCISABLE/          (EXERCISABLE/
NAME                                   EXERCISE(#)   REALIZED($)      UNEXERCISABLE)          UNEXERCISABLE)
----                                   -----------   -----------   ---------------------   --------------------
Bruno Bonnell........................       0           $0.00         50,000/1,150,000           0/1,456,250
Denis Guyennot.......................       0            0.00           25,000/575,000             0/887,500
Harry M. Rubin.......................       0            0.00          115,546/150,000        28,481/374,375
David J. Fremed......................       0            0.00             7,500/72,500             0/120,625
Lisa S. Rothblum.....................       0            0.00                 0/60,000             0/144,750

---------------
(1) Market value of underlying shares of the Common Stock on June 29, 2001 ($7.60), minus the aggregate exercise price.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

  Employment Agreement with Harry M. Rubin

     The Company and Harry M. Rubin entered into an agreement and release dated April 7, 2000 and a letter agreement dated June 15, 2000. These agreements will terminate certain provisions of the employment agreement, dated as of April 28, 1998 between the Company and Mr. Rubin, in the event that Mr. Rubin elects to resign from the Company on or prior to September 30, 2000. Mr. Rubin elected not to resign from the Company and entered into a letter agreement with the Company dated December 21, 2000 (the "New Rubin Employment Agreement"). In consideration of entering into the New Rubin Employment Agreement and as a result of the Company's change-in-control (i.e., acquisition of the Company by Infogrames SA), the Company made a payment of $1,600,000 to Mr. Rubin. Under the New Rubin Employment Agreement, the Company appointed Mr. Rubin as Senior Executive Vice President beginning January 1, 2001. Mr. Rubin receives an annual salary of $300,000 and is eligible to participate in the Company's Corporate Executive Incentive Program, pursuant to which he may receive a bonus of up to 50% of his base salary. In addition, Mr. Rubin receives a car allowance of $2,500 per month. If Mr. Rubin's employment is terminated without cause within two years of his employment with the Company pursuant to the New Rubin Employment Agreement, he will receive a severance payment equal to six months of his base salary.

  Employment Agreement with Lisa S. Rothblum

     On September 6, 2000, the Company entered into an employment agreement with Lisa S. Rothblum, appointing her as Senior Vice President and General Counsel of the Company beginning September 18, 2000. Ms. Rothblum received 60,000 Common Stock options (10,000 of these options represent sign-on bonus) and receives an annual salary of $275,000. Ms. Rothblum is eligible to participate in the Company's Corporate Executive Incentive Program, pursuant to which she may receive a bonus of up to 40% of her base salary. If Ms. Rothblum's employment is terminated without cause within two years of her employment with the Company, she will receive a severance payment equal to six months of her base salary.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Composition Committee of the Board of Directors (the "Committee") was established on February 1, 2001 and is composed of Mr. Denning, Ms. Kronen, Mr. Heymann and Mr. Guyennot. Following the acquisition by Infogrames SA of its interest in the Company and until the creation of the Committee, the Board of Directors acted in the interim as a whole with respect to the Company's compensation plans, programs and policies for executive officers, monitoring the performance and compensation of executive officers and other key employees, and related decisions concerning matters of executive compensation.

     Executive Compensation Philosophy and Policies. The Committee recognizes the critical role of its executive officers in the future growth and success of the Company. Accordingly, the Company's executive compensation policies are designed to: (i) align the interests of executive officers and stockholders by encouraging stock ownership by executive officers and by making a significant portion of executive compensation dependent upon the Company's financial performance; (ii) provide compensation that will attract and retain superior talent; (iii) reward individual results through base salary, annual cash incentive compensation, long-term incentive compensation in the form of stock options, and various other benefits, including a 401(k) profit sharing plan and life and medical insurance plans; and (iv) manage compensation based on the level of skill, knowledge, effort and responsibility needed to perform a particular job successfully.

     In establishing salary, bonuses and long-term incentive compensation for executive officers, the Committee takes into account both the position and expertise of the particular executive, as well as its understanding of competitive compensation for similarly situated executives in the Company's industry. In this regard, the Company retains consultants to advise it on compensation trends and levels and to assure it that the Company's compensation policies and guidelines are both competitive and appropriate for its size and industry position. Annual increases to base salaries (as opposed to bonuses, which are based upon guidelines established by the Committee) for executive officers are based on the terms of existing employment agreements, and in some cases the discretion of the Committee based on individual performance. For all other employees, the Company has a formal Company-wide merit budget program pursuant to which the Company establishes separate budgeted amounts for base salary increases due to (a) merit and (b) promotions and market adjustments. Formal performance appraisals are, and will continue to be, an integral part of the merit review process.

     During the fiscal year ended June 30, 2001, the Committee did not implement a formal bonus program for executives or other employees of the Company. The Committee has the ability to grant discretionary bonuses to employees for significant individual accomplishments.

     Compensation of the Chief Executive Officer. Bruno Bonnell, the Company's current Chief Executive Officer, has not received any cash compensation. The Committee may consider granting cash compensation to Mr. Bonnell in the future.

     Stock Incentive Plans. Stock options are granted under the provisions of the Company's 1995 and 1997 Stock Incentive Plans and will be granted under the 2000 Stock Incentive Plan (the "Stock Incentive Plans"). Stock options are an important part of the Company's long-term incentive strategy and are granted to reinforce the importance of improving stockholder value over the long term by directly linking executive compensation to Company performance. Option grant levels have been patterned after industry-competitive long-term incentive compensation practices and criteria established by the Committee, including, but not limited to, responsibility level and salary. Stock options are granted at 100% of the fair market value of the stock on the date of grant to ensure that the executives can only be rewarded for appreciation in the price of the Common Stock when the Company's stockholders are similarly benefited.

     401(k) Profit Sharing Plan. Effective April 1, 2001, the Company amended its existing profit sharing and savings plan (the "401(k) Plan"). As amended, the 401(k) Plan includes all funds merged from (i) 401(k) plan of Infogrames North America, (ii) 401(k) Profit Sharing Plan of GT Interactive Software Corp. (now known as the Company), and (iii) 401(k) and Profit Sharing Plan of Paradigm Entertainment, Inc., a wholly-owned subsidiary of Infogrames SA. All Company's employees with three months of service and who are at least 18 years of age are eligible to participate in the 401(k) Plan. The Company may limit participation by highly compensated employees to comply with the Internal Revenue Code of 1986, as amended (the "Code"), with respect to the Code's nondiscrimination requirements. Pursuant to the 401(k) Plan, employees may elect to contribute up to 18% of their current compensation, subject to statutorily prescribed limitations to the 401(k) Plan. The 401(k) Plan also permits the Company to provide a 100% matching contribution for full-time employees who are employed as of the end of each quarter, up to a maximum matching contribution of 3% of an employee's compensation and 50% of the next 6% of contribution, subject to statutory limitations. The Company may also make a discretionary contribution to the 401(k) Plan which will be allocated to the accounts of participants, based on their relative compensation levels.

                                          Compensation Committee

                                          Steven A. Denning
                                          Denis Guyennot
                                          Thomas A. Heymann
                                          Ann E. Kronen

            REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

     The Audit Committee currently is composed of Mr. Ackerly, Mr. Denning and Mr. Mitchell, each an "independent director", as such term is defined under Rule 4200(a)(14) of the National Association of Securities Dealers' listing standards, to comply with Nasdaq's amended Nasdaq Marketplace Rules (the "Rules"). Prior to June 14, 2001, the Audit Committee was composed of Mr. Denning, Mr. Heymann and Ms. Kronen.

     The Audit Committee reviews the adequacy of internal controls, the scope and results of annual audits and other services provided by the Company's independent public accountants, and assesses the independence of the Company's independent accountants. The Audit Committee met three times during the fiscal year ended June 30, 2001.

     The Audit Committee has received the written disclosures and letter from Deloitte & Touche required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Deloitte & Touche the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees). Additionally, the Audit Committee has discussed with management and the independent accountants the Company's financial statements. On the basis of the reviews and discussions mentioned, the Audit Committee recommended that the audited financial statements be included in the Company's Annual Report on Form 10K for filing with the SEC.

                                          Audit Committee

                                          James Ackerly
                                          Steven A. Denning
                                          Thomas Mitchell

FEES BILLED FOR SERVICES RENDERED BY INDEPENDENT AUDITORS

     For the fiscal year ended June 30, 2001, Deloitte & Touche, our independent auditor, billed the approximate fees set forth below.

Audit Fees..................................................  $667,283
Financial Information Systems Design and Implementation
  Fees......................................................  $      0
All Other Fees..............................................  $ 18,000
                                                              --------
Total Fees..................................................  $685,283
                                                              ========

                            STOCK PERFORMANCE GRAPH

     The following graph depicts the cumulative total return on the Common Stock compared to the cumulative total return for the Nasdaq National Market index and a peer group selected by the Company on an industry and line-of-business basis. Such peer group consists of Electronic Arts Inc., THQ, Inc., Activision, Inc., Take Two Interactive, Inc., and Sega Corporation, among others. The graph assumes an investment of $100 on June 30, 1996. Reinvestment of dividends is assumed in all cases.
[INFOGRAMES performance graph]

                                                                                  NASDAQ STOCK
                                                    INFOGRAMES, INC.              MARKET (U.S.)                PEER GROUP
                                                    ----------------              -------------                ----------
6/96                                                     100.00                      100.00                      100.00
9/96                                                     135.82                      103.57                       91.98
12/96                                                     42.54                      108.67                       77.36
3/97                                                      42.54                      102.77                       64.92
6/97                                                      70.90                      121.60                       73.63
9/97                                                      70.15                      142.17                       90.12
12/97                                                     38.06                      133.10                       96.45
3/98                                                      42.54                      155.77                      115.51
6/98                                                      44.96                      160.06                      135.93
9/98                                                      26.87                      144.42                      109.47
12/98                                                     29.85                      187.66                      157.15
3/99                                                      27.61                      210.45                      176.75
6/99                                                      20.90                      230.22                      169.61
9/99                                                      17.35                      235.95                      191.07
12/99                                                      9.89                      348.74                      298.12
3/00                                                      18.66                      391.48                      264.15
6/00                                                       9.70                      340.39                      218.66
9/00                                                       8.66                      313.22                      299.32
12/00                                                      6.64                      209.75                      224.60
3/01                                                       6.57                      156.57                      214.32
6/01                                                       9.07                      184.54                      274.92

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information, as of August 15, 2001, concerning the Common Stock of the Company beneficially owned by (i) each director and nominee of the Company, (ii) the Named Executive Officers and all executive officers and directors as a group and (iii) each stockholder known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock. Unless otherwise indicated in the footnotes to the table, the beneficial owners named have, to the knowledge of the Company, sole voting and dispositive power with respect to the shares beneficially owned, subject to community property laws where applicable.

                                                               AMOUNT AND NATURE
                                                                 OF BENEFICIAL
                                                              OWNERSHIP OF SHARES
NAME OF BENEFICIAL OWNER                                      OF COMMON STOCK(1)     PERCENTAGE**
------------------------                                      -------------------    ------------
General Atlantic Partners, LLC..............................       3,985,705(2)          5.57%
  3 Pickwick Plaza, Greenwich, CT 06830
Steven A. Denning...........................................       3,987,205(3)          5.57%
California U.S. Holdings, Inc...............................      69,076,760(4)          89.8%
  1, Place Verrazzano, 69252 Lyon Cedex 09, France
Infogrames Entertainment S.A. ..............................      69,076,760(4)          89.8%
  1, Place Verrazzano, 69252 Lyon Cedex 09, France
Bruno Bonnell...............................................      69,151,760(5)          89.8%
Thomas Schmider.............................................      69,089,260(6)          89.8%
Thomas Heymann..............................................         113,900(7)             *
Ann E. Kronen...............................................           1,500(8)             *
Denis Guyennot..............................................          75,000(9)             *
Thomas Mitchell.............................................           3,000(10)            *
James Ackerly...............................................               0(11)            *
Harry M. Rubin..............................................         128,466(12)            *
David J. Fremed.............................................          20,340(13)            *
Lisa S. Rothblum............................................          15,000(14)            *
All named executive officers and directors as a group (10
  persons)..................................................      73,507,911(15)         92.0%

---------------
  *  Less than 1%.

 ** As of September 10, 2001, 69,524,688 shares of Common Stock were outstanding, excluding shares issuable upon exercise or conversion of outstanding options, warrants, convertible notes and other convertible securities.

 (1) For purposes of this table, beneficial ownership of securities is defined in accordance with the rules of the SEC and means generally the power to vote or exercise investment discretion with respect to securities, regardless of any economic interests therein. Except as otherwise indicated, the beneficial owners of shares of Common Stock listed above have sole investment and voting power with respect to such shares, subject to community property laws where applicable. In addition, for purposes of this table, a person or group is deemed to have "beneficial ownership" of any shares that such person has the right to acquire by October 14, 2001. For purposes of calculating the percentage of outstanding shares held by each person listed above, any shares which such person has the right to acquire by October 14, 2001 are deemed to be outstanding, but not for the purpose of calculating the percentage ownership of any other person.

 (2) Includes (i) 836,909 shares held by General Atlantic Partners 16, L.P. ("GAP 16"), 418,455 shares held by General Atlantic Partners 19, L.P. ("GAP 19"), 129,541 shares held by GAP Coinvestment Partners, L.P. ("GAP Coinvestment") and 100,800 shares held by General Atlantic Partners II, L.P. ("GAP II"), and (ii) 2,040,600 shares of Common Stock issuable upon conversion of a convertible note held by General Atlantic Partners 54, L.P. ("GAP 54") and 459,400 shares of Common Stock issuable upon conversion of a convertible note held by GAP Coinvestment Partners II, L.P. ("GAP Coinvest-ment II"). The general partner of GAP 16, GAP 19, GAP II and GAP 54 is General Atlantic Partners, LLC, a Delaware limited liability company. The managing members of General Atlantic Partners, LLC are also the general partners of GAP Coinvestment and GAP Coinvestment II. Mr. Denning, a Director of the Company and a member of the Audit Committee and the Compensation Committee of the Company's Board of Directors, is the Executive Managing Member of General Atlantic Partners, LLC and a general partner of GAP Coinvestment and GAP Coinvestment II. Mr. Denning disclaims beneficial ownership of shares owned by GAP 16, GAP 19, GAP 54 and GAP Coinvestment, GAP Coinvestment II and GAP II, except to the extent of his pecuniary interest therein.

 (3) See footnote 2. Includes 1,500 shares that can be acquired through stock option exercises within 60 days.

 (4) Includes (i) a proxy for the vote of 260,000 shares of Common Stock held by the Cayre family; and (ii) 7,146,544 shares of Common Stock issuable upon conversion of a convertible note. Infogrames SA may be deemed to beneficially own all of the shares held by CUSH because CUSH is a wholly-owned subsidiary of Infogrames SA. Mr. Bruno Bonnell may be deemed to beneficially own all of the shares held by CUSH because he is the Chairman of the Board of Directors, President and Chief Executive Officer of Infogrames SA. Mr. Thomas Schmider may be deemed to beneficially own all of the shares held by CUSH because he is the Managing Director of Infogrames SA. Each of Mr. Bonnell and Mr. Schmider disclaims beneficial ownership of such shares.

 (5) See footnote 4. Mr. Bonnell is a Director, Chairman of the Board and Chief Executive Officer of the Company. Mr. Bonnell is the beneficial owner of approximately 9% of Infogrames SA. Includes 75,000 shares that can be acquired through stock option exercises within 60 days.

 (6) See footnote 4. Mr. Schmider is a Director of the Company. Mr. Schmider is the beneficial owner of approximately 8% of Infogrames SA. Includes 12,500 shares that can be acquired through stock option exercises within 60 days.

 (7) Mr. Heymann is a Director of the Company. Represents 113,900 shares that can be acquired through stock option exercises within 60 days.

 (8) Ms. Kronen is a Director of the Company. Represents 1,500 shares that can be acquired through stock option exercises within 60 days.

 (9) Mr. Guyennot is a Director, President, Chief Operating Officer and Secretary of the Company. Represents 75,000 shares that can be acquired through stock option exercises within 60 days.

(10) Mr. Mitchell is a Director of the Company and owns 3,000 shares.

(11) Mr. Ackerly is a Director of the Company.

(12) Mr. Rubin is Senior Executive Vice President of the Company. Represents 420 shares owned by Mr. Rubin and 128,046 shares that can be acquired through stock option exercises within 60 days.

(13) Mr. Fremed is Senior Vice President, Finance and Chief Financial Officer of the Company. Represents 340 shares owned by Mr. Fremed and 20,000 shares that can be acquired through stock option exercises within 60 days.

(14) Ms. Rothblum is Senior Vice President, General Counsel and Assistant Secretary of the Company. Represents 15,000 shares that can be acquired through stock option exercises within 60 days.

(15) See footnote 1. Includes (i) a proxy for the vote of 260,000 shares of Common Stock held by the Cayre family; (ii) 7,146,544 shares issuable upon conversion of the note held by CUSH; (iii) 2,500,000 shares issuable upon conversion of the notes held by GAP Coinvestment II and GAP 54; and (iv) 442,446 shares subject to options exercisable within 60 days.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CHANGE OF CONTROL OF THE COMPANY

     During the fiscal year ended June 30, 2001, no event has occurred which resulted in a change of control of the Company.

RELATED PARTY TRANSACTIONS

     Infogrames SA.

     On January 26, 2001, Infogrames SA and the Company entered into a letter agreement whereby Infogrames SA has agreed to pay the Company a total one-time fee of $1.0 million in consideration for the Company's services rendered to Infogrames SA in connection with the purchase of Hasbro Interactive, Inc., Games.com, Inc., Atari Interactive, Inc. and certain other companies, which was consummated on January 26, 2001.

     On October 2, 2000, the Company completed a merger (the "INA Merger") with Infogrames North America, Inc., a California corporation ("INA"). INA was a wholly-owned subsidiary of Infogrames SA, the Company's majority shareholder. This transaction was treated as a common control business combination accounted for on an "as-if pooled" basis. The following outlines the INA Merger:

          (a) The Company and Infogrames SA entered into a distribution agreement, which provides for the distribution by the Company of Infogrames SA's products in the United States, Canada and their territories and possessions, pursuant to which the Company will pay Infogrames SA 30% of the gross profit on such products, while retaining 70% of the gross profit for the Company.

          (b) The outstanding debt under the Company's revolving credit agreement (the "Credit Agreement") and certain intercompany payables between the Company and Infogrames SA were converted into the Common Stock at $6.40 per share. The balance of the Credit Agreement and certain intercompany payables owed to Infogrames SA prior to the INA Merger was approximately $128.6 million, which converted to 20,089,224 shares of the Common Stock. In addition, the Company amended the Credit Agreement with Infogrames SA to provide for an aggregate commitment of $50 million with primarily the same terms as the previous facility. The latest amendment of the Credit Agreement is dated June 7, 2001, which extends the facility to December 31, 2001.

          (c) All warrants held by Infogrames SA and CUSH, were exercised for an aggregate of 955,000 of the Common Stock at $0.05 per share.

          (d) The Company assumed a $35.0 million revolving credit facility with BNP Paribas which was to mature on September 17, 2001. On September 14, 2001, the facility was extended to November 30, 2001.

          (e) The Company issued 28,000,000 shares of its Common Stock to CUSH in exchange for all the outstanding shares of INA held by CUSH. The net assets of INA were valued at approximately $5.1 million as of October 2, 2000.

     For the period from December 16, 1999 through June 30, 2000, the Company was granted the non-exclusive right in the U.S. and Canada to act as the sales agent for INA, for INA's products, pursuant to which the Company received 3% of net receipts for such products. The parties entered into a subsequent agreement for the period from July 1, 2000 to October 2, 2000, pursuant to which the Company received 15% of net receipts for such products. These agreements were terminated upon consummation of the INA Merger.

     Purchases of product by and from Infogrames SA. During the three months ended June 30, 2000 and the year ended June 30, 2001, the Company purchased $0.7 million, and $0.4 million of product from Infogrames SA, respectively. No purchases were made for the years ended March 31, 1999 and 2000. As of June 30, 2001, the Company has approximately $0.4 million outstanding payables related to purchase of product from Infogrames SA. Additionally, Infogrames SA has purchased product from the Company representing $0.3 million for the year ended June 30, 2001. No purchases were made by Infogrames SA from the Company for the year ended March 31, 1999, 2000, and the three months ended June 30, 2000. As of June 30, 2001, the Company has approximately $0.3 million of outstanding receivables related to the selling of such product.

     Management fees charged to the Company by Infogrames SA. Infogrames SA charges the Company monthly management fees for various global management and system support. For the year ended March 31, 2000, the three months ended June 30, 2000 and the year ended June 30, 2001, management fees charged to the Company from Infogrames SA totaled $0.6 million, $0.2 million and $2.8 million, respectively. As of June 30, 2001, $0.8 million remains outstanding. No such fees were charged for the year ended March 31, 1999.

     Interest expense and facility fees charged to the Company by Infogrames SA. Infogrames SA charges the Company monthly interest and fees for the amount outstanding on the related party credit facility and its usage. The interest rate is approximately prime plus 2.5%. For the year ended March 31, 2000, the three months ended June 30, 2000 and the year ended June 30, 2001, the Company incurred interest and fees of approximately $1.1 million, $2.1 million and $3.8 million, respectively. No interest or fees was incurred from Infogrames SA for the year ended March 31, 1999. As of June 30, 2001, approximately $0.3 million remained unpaid.

     Interest expense on notes payable charged to the Company by Infogrames
SA. Infogrames SA charges the Company monthly interest for the amount outstanding on the long term related party 5% notes payable. The interest rate is approximately 5%. For the year ended March 31, 2000, three months ended June 30, 2000 and year ended June 30, 2001, the Company incurred interest of approximately $0.9 million, $0.8 million and $3.2 million, respectively.

     Royalty agreement between the Company and Infogrames SA. The Company and Infogrames SA entered into a distribution agreement, which provides for the distribution by the company of Infogrames SA's products in the United States, Canada and their territories and possessions, pursuant to which the Company will pay Infogrames SA 30% of the gross profit on such products, while retaining 70% of the gross profit for the Company. The Company records this charge as royalty expense. For the year ended June 30, 2001, the Company recorded $4.9 million of royalty expense, which has been paid as of year end. The agreement also includes distribution by Infogrames SA of the Company's products across Europe, pursuant to which Infogrames SA will pay the Company 30% of the gross profit on such products, which the Company recognizes as royalty income. For the year ended June 30, 2001, royalty income for the Company based on the agreement amounted to $13.7 million of which $2.7 million remains outstanding at June 30, 2001. For the years ended March 31, 1999 and 2000 and the three months ended June 30, 2000, no royalty income or expense was recognized by the Company relating to Infogrames SA.

     Transactions with Infogrames Melbourne House, Australia. Infogrames Melbourne House, Australia, a wholly-owned subsidiary of Infogrames, SA, is an external product developer for the Company. They performed such services as product development, designing, and testing for the Company during the year ended June 30, 2001. No such services were performed in any prior period. For the year ended June 30, 2001, services provided and charged to the Company amounted to approximately $0.7 million. The Company has no amount outstanding to Infogrames Melbourne House as of June 30, 2001.

     Transactions with OziSoft Entertainment. Ozisoft Entertainment is a wholly-owned subsidiary of Infogrames SA ("Ozisoft"). Effective, July 1, 2000, the Company charges Ozisoft management fees of $0.4 million per annum primarily for the management and maintenance of information systems. For the year ended June 30, 2001, the Company recognized $0.4 million as management fee revenue which remains outstanding at June 30, 2001.

     Transactions with Paradigm Entertainment, Inc. Paradigm Entertainment Inc., a wholly owned subsidiary of Infogrames SA as of July 2000, is an external product developer for the Company. They perform such services as program development, designing and testing. For the year ended June 30, 2001, services provided and charged to the Company amounted to $3.9 million, of which $1.9 million remains outstanding at June 30, 2001.

     Purchases of product from Infogrames Interactive, Inc. During the year ended June 30, 2001, the Company purchased $9.5 million of product from Infogrames Interactive, Inc. ("Infogrames Interactive"), representing approximately 9.2% of total purchases by the Company for the year. As of June 30, 2001, the Company has approximately $9.5 million outstanding related to purchase of product from Infogrames Interactive which remains outstanding at June 30, 2001.

     Royalty Agreement between the Company and Infogrames Interactive. As part of the acquisition and change of Infogrames Interactive any distribution of Infogrames Interactive products by the Company will result in the Company paying Infogrames Interactive 30% of the gross profit of such products as royalty expense, while retaining 70% of the gross profit for the Company. For the year ended June 30, 2001, the Company incurred royalty expense of $9.9 million related to the distribution of Infogrames Interactive products, which remains outstanding at June 30, 2001.

     Management fees charged to Infogrames Interactive by the Company. The Company charges management fees to Infogrames Interactive primarily for the legal, financial, information systems and human resource management. For the year ended June 30, 2001, management fee revenue of $1.3 million was recorded for these services, of which $1.3 million remains outstanding at June 30, 2001. Additionally, the Company has incurred cost and spent cash on behalf of Infogrames Interactive in efforts to help in the transition. The Company has approximately $8.5 million outstanding as of June 30, 2001.

     Employment Agreement with Harry M. Rubin. The Company and Harry M. Rubin entered into an agreement and release dated April 7, 2000 and a letter agreement dated June 15, 2000. These agreements will terminate certain provisions of the employment agreement, dated April 28, 1998 between the Company and Mr. Rubin, in the event that Mr. Rubin elects to resign from the Company on or prior to September 30, 2000. Mr. Rubin elected not to resign from the Company and entered into a letter agreement with the Company dated December 21, 2000 (the "New Rubin Employment Agreement"). In consideration of entering into the New Rubin Employment Agreement and as a result of the Company's change in control (i.e., acquisition of the Company by Infogrames SA), the Company made a payment of approximately $1.6 million to Mr. Rubin. Under the New Rubin Employment Agreement, the Company appointed Mr. Rubin as Senior Executive Vice President beginning January 1, 2001. Mr. Rubin receives an annual salary of $0.3 million and is eligible to participate in the Company's Corporate Executive Incentive Program, pursuant to which he may receive a bonus up to 50% of his base salary. In addition, Mr. Rubin receives a car allowance of $2,500 per month. If Mr. Rubin's employment is terminated without cause within two years of his employment with the Company pursuant to the New Rubin Employment Agreement, he will receive a severance payment equal to six months of his base salary.

PROPOSAL 2

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has appointed Deloitte & Touche to audit the financial statements of the Company for the fiscal year ended June 30, 2002. Such appointment is being presented to the stockholders for ratification at the Annual Meeting. To the Company's knowledge, no member of Deloitte & Touche or any of its associates has any financial interest in the Company or its affiliates.

     On March 20, 2000, the Board of Directors named Deloitte & Touche as the Company's independent auditors, replacing Arthur Andersen LLP ("Arthur Andersen"). During the Company's two most recent fiscal years, there were no disagreements with either Arthur Andersen or Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Arthur Andersen or Deloitte & Touche, would have caused them to make reference to the subject matter of the disagreement in their report. None of Arthur Andersen's or Deloitte & Touche's reports on the Company's financial statements for either of the past two years contained an adverse opinion or disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope, or accounting principles. Deloitte & Touche also serves as Infogrames SA's independent auditors.

     In addition, there were no reportable events in accordance with Item 304(a)(1)(v) (A)-(D) of Regulation S-K.

     The Company has been advised that a representative of Deloitte & Touche will be present at the Annual Meeting, will have the opportunity to make a statement, and is expected to be available to respond to appropriate questions.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE
                     AS THE COMPANY'S INDEPENDENT AUDITORS.

                                 MISCELLANEOUS

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SEC FOR ITS LAST FISCAL YEAR, INCLUDING ANY FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES THERETO, HAS BEEN MAILED WITH THIS PROXY STATEMENT TO STOCKHOLDERS OF THE COMPANY. THE COMPANY WILL FURNISH ANY EXHIBITS TO THE FORM 10-K TO EACH STOCKHOLDER REQUESTING THEM UPON WRITTEN REQUEST TO THE DIRECTOR, INVESTOR RELATIONS, INFOGRAMES, INC., 417 FIFTH AVENUE, NEW YORK, NY 10016 AND PAYMENT OF A FEE OF $0.10 PER PAGE TO COVER COSTS.

     The cost of soliciting proxies will be paid by the Company. The Company has also arranged for reimbursement of brokerage houses, nominees, custodians and fiduciaries for the forwarding of proxy materials to the beneficial owners of shares held of record. Proxies may also be solicited by directors, officers and employees of the Company, but such persons will not be specially compensated for such services.

              SUBMISSION OF STOCKHOLDER PROPOSALS AND NOMINATIONS

     The By-laws contain procedures for stockholder nomination of directors and for other stockholder proposals to be presented before annual stockholder meetings. The By-laws provide that any record owner of stock entitled to be voted generally in the election of directors may nominate one or more persons for election as a director at a stockholders' meeting only if written notice is given to the Secretary of the Company of the intent to make such nomination. The notice must be given not later than the close of business on the 75th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the later of: (i) the 75th day prior to the scheduled date of such annual meeting or (ii) the 15th day following the day on which public announcement of the date of such annual meeting is first made by the Company. Such stockholder's notice shall set forth as to each person whom the stockholder proposes to nominate for election or reelection as a Director: (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of the Company's capital stock which are beneficially owned by such person on the date of such stockholder notice, (iv) the consent of each nominee to serve as a Director if elected, and (v) such information concerning such person as is required to be disclosed concerning a nominee for election as a Director of the Company pursuant to the rules and regulations under the Exchange Act. A stockholder's notice to the Secretary further shall set forth as to the stockholder giving such notice: (i) the name and address, as they appear on the Company's stock transfer books, of such stockholder and of the beneficial owners (if any) of the Company's capital stock registered in such stockholder's name and the name and address of other stockholders known by such stockholder to be supporting such nominee(s), (ii) the class and number of shares of the Company's capital stock which are held of record, beneficially owned or represented by proxy by such stockholder and by any other stockholders known by such stockholder to be supporting such nominee(s) on the record date for the annual meeting in question (if such date shall then have been made publicly available) and on the date of such stockholder's notice, and (iii) a description of all arrangements or understandings between such stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such stockholder or in connection therewith.

     Notwithstanding the foregoing provisions, stockholders wishing to have a proposal included in the Company's proxy statement shall comply with the applicable requirements of the Exchange Act, and the rules and regulations thereunder and shall have the rights provided by Rule 14a-8 under the Exchange Act. In order to be eligible under Rule 14a-8 for inclusion in the Company's proxy statement and accompanying proxy at the next annual meeting of stockholders, stockholder proposals must be received by the Company on or before August 24, 2001.

     A copy of the By-law provisions described above is available upon written request to the Director, Investor Relations, Infogrames, Inc., 417 Fifth Avenue, New York, NY 10016. The person presiding at the meeting is authorized to determine if a proposed matter is properly before the meeting or if a nomination is properly made.

                                 OTHER MATTERS

     The Board knows of no matters other than those listed in the attached Notice of Annual Meeting which are likely to be brought before the Annual Meeting. However, if any other matter properly comes before the Annual Meeting, the persons named on the enclosed proxy card will vote the proxy in accordance with their best judgment on such matter.

                                          By Order of the Board of Directors

                                          DENIS GUYENNOT
                                          Secretary

New York, New York
October 12, 2001

      Please date, sign and mail your proxy card back as soon as possible!

                         ANNUAL MEETING OF STOCKHOLDERS

                                INFOGRAMES, INC.

                                NOVEMBER 7, 2001

               * Please Detach and Mail in the Envelope Provided *
-------------------------------------------------------------------------------

         PLEASE MARK YOUR
A  [X]   VOTES AS IN THIS
         EXAMPLE.

             FOR all nominees                             WITHHOLD
             at right (except                           AUTHORITY to
    as marked to the contrary at right)    vote for all nominees listed at right


1.    Election of   [  ]                                  [  ]
      Directors

To elect the nominees listed at right to Class II and Class III of the Board of
Directors:

(INSTRUCTION: To withhold authority to          Nominees:
   vote for any individual nominee, strike          Class II
   a line through the nominee's name in the             Thomas Heymann
   list at right.)                                      Thomas Mitchell
                                                        James Ackerly
                                                    Class III
                                                        Bruno Bonnell


2. APPROVAL OF AUDITORS: To ratify and          FOR      AGAINST      ABSTAIN
approve the appointment of Deloitte &
Touche LLP as the independent auditors for
the fiscal year ending June 30, 2002.           [  ]        [  ]        [  ]


and in their discretion, upon any other matters that may properly come before the meeting or any adjournments thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES FOR ELECTION AND FOR PROPOSAL 2.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED UNDER ELECTION OF DIRECTORS AND FOR PROPOSAL 2.

Receipt of the Notice of Annual Meeting and of the Proxy Statement and Annual Report on Form 10-K for the fiscal year ended June 30, 2001 of the Company accompanying the same is hereby acknowledged.

PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

_________________________________________            Dated: _____________, 2001
(SIGNATURE OF STOCKHOLDER)

NOTE: Please sign exactly as your name(s) appears on your stock certificate. If signing as attorney, executor, administrator, trustee or guardian, please indicate the capacity in which you are signing. When signing as joint tenants, all parties to the joint tenancy must sign. When the proxy is given by a corporation, it should be signed by an authorized officer.


                                       18